SUPPLEMENT TO
                             UNDERWRITING AGREEMENT

                      Pilgrim America Masters Series, Inc.
                       40 North Central Avenue, Suite 1200
                             Phoenix, Arizona 85004

                                 August 7, 1998



Pilgrim America Securities, Inc.
40 North Central Avenue
Phoenix, Arizona 85004

         Re:      Strategic Income Fund

Dear Sirs:

     This will confirm the agreement between the undersigned (the "Company") and Pilgrim America Securities, Inc. (the "Distributor") as follows:

1. This Company is an open-end investment company organized as a Maryland corporation, and consisting of such investment portfolios as have been or may be established by the Directors of the Company from time to time. A separate series of shares of common stock of the Company is offered to investors with respect to each investment portfolio. The Strategic Income Fund (the "Fund") is a separate investment portfolio of the Company.

2. The Company and the Distributor hare parties to a Restated Underwriting Agreement ("Agreement") dated April 7, 1998 pursuant to which the Company has appointed the Distributor as exclusive sales agent for distribution of shares of the Company, and the Distributor has accepted such appointment.

3. The Company and the Distributor hereby adopt the Agreement with respect to the Fund, and acknowledge that the terms and conditions of such employment will be governed by the Agreement, which is hereby incorporated herein by reference.

4. This Supplement and the Agreement shall become effective with respect to the Fund on August 14, 1998 and shall continue in effect with respect to the Fund after April 1, 1999 only so long as the continuance is specifically approved at least annually (a) by the vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund or by the Company's Board of Directors and (b) by the vote, cast in person at a meeting called for the purpose, of a majority of the Company's Directors who are not parties to the Agreement or "interested persons" (as defined in the 1940 Act) of any such party. The Agreement may be terminated with respect to the Fund at any time, without the payment of any penalty, by a vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund or by a vote of a majority of the Company's entire Board of Directors on 60 days' written notice to the Distributor or by the Distributor on 60 days' written notice to the Company. The Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act).

     If the foregoing correctly sets forth the agreement between the Company and the Distributor, please so indicate by signing and returning to the Company the enclosed copy hereof

                                       Very truly yours,

                                       PILGRIM AMERICA MASTERS SERIES, INC.


                                       By:________________________________
                                          Title:

ACCEPTED:

PILGRIM AMERICA SECURITIES, INC.


By:________________________________
   Title: